EXHIBIT 10-7

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT made this 17th day of December 2009 by and between OMEGA FLEX, INC., a Pennsylvania corporation with a usual address of 213 Court Street, Suite 701, Middletown, Connecticut (the “Borrower”) and SOVEREIGN BANK, a federal savings bank with a usual address of 1350 Main Street, Springfield, Massachusetts (hereinafter referred to as the "Bank").

In consideration of the mutual covenants herein contained, it is agreed as follows:

1.	DEFINITIONS AND ACCOUNTING TERMS.

1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings. Capitalized terms not defined in this Agreement shall have the meaning ascribed to those terms in the Note. Terms defined in the singular to have the same meaning when used in the plural and vice versa:

"Agreement" means this Loan and Security Agreement, as amended, supplemented, or modified from time to time.

"Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Massachusetts are authorized or required to close under the laws of the Commonwealth of Massachusetts.

"Code” means the Internal Revenue Code of 1986, as amended from time to time, the regulations promulgated thereunder and the published interpretations thereof.

"Collateral" shall mean the all of the Borrower’s property that is subject to the grant of a security interest as provided in this Agreement to the Bank, and as such meaning is assigned to such term as shown in the same form as Schedule A attached.

"Debt” means (1) indebtedness or liability for borrowed money (including all amounts owed to the Bank); (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations as lessee under Capital Leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit; (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to any Person or entity, or otherwise to assure a creditor against loss; and (9) obligations secured by any Liens, whether or not the obligations have been assumed.

"Default" means any of the events specified in Section 12, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Event of Default" means any of the events specified in Section 12, provided that any requirement for the giving of notice, the lapse of time or both, or any other condition has been satisfied.

"GAAP" means generally accepted accounting principles consistently applied, in accordance with financial reporting standards from time to time defined by the United States Financial Accounting Standards Board and in effect among nationally recognized certified public accounting firms in the United States.

"Insolvent" The Borrower shall be considered to be "Insolvent” when any of the following events shall have occurred whereby the Borrower (a) shall generally not pay within ninety (90) days from when due (excepting, however, bonafide contests related thereto or unless consented to, in writing, by the Bank), or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of ninety (90) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of ninety (90) days or more.

"Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

"Loan” or “Loans" shall collectively mean the Revolving Loan and any future loan as made by the Bank to Borrower, as either or all may be further amended, modified, substituted or otherwise affected from time to time and shall include any additional credit facilities provided to the Borrower by the Bank from time to time.

"Loan Account" means the account upon the books of the Bank in which will be recorded all Loans made by the Bank to the Borrower pursuant to this Agreement, all payments made on such Loans and other appropriate debits and credits.

"Loan Document(s)" means this Agreement, the Note and/or other documents related to the transactions discussed in this Agreement as the same may be amended, modified or supplemented from time to time.

“Maturity Date” means December 31, 2010, and as that date may be extended, renewed or modified.

"Notes" shall collectively mean the Revolving Note executed by the Borrower in favor of the Bank and all other notes executed and delivered by the Borrower to the Bank presently and in the future from time to time, all as the same may be amended, modified or supplemented from time to time.

"Obligation" and "Obligations" shall mean any and all liabilities and obligations of the Borrower to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, arising hereunder or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money, including, without limitation, the Note and the Loan Documents, as defined herein.

“Permitted Liens” shall have such meaning as defined in paragraph 10.1 below.

"Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or- other entity of whatever nature.

"Prime Rate" means the rate of interest as announced from time to time by the Bank as its Prime Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by the Bank.

"Principal Office" means the Bank's office at 1350 Main Street, Springfield, Massachusetts 01608.

"Revolving Business Credit Note" or “Revolving Note” or “Note” shall mean the Revolving Line of Credit Note dated the same date as this Agreement in the original principal amount of up to Fifteen Million ($15,000,000.00) Dollars, as executed by Borrower in favor of the Bank and as more particularly described in Section 2.1, and as such Note may be further amended, supplemented or modified from time to time.

“Revolving Loan” or “Line of Credit Loan” shall have the same meaning as defined in Section 2.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 11.2, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3       Loan Accounts; Monthly Statements. The Bank shall keep a record (either in the Loan Accounts or elsewhere, as the Bank may from time to time elect) of all interest, services charges, costs, expenses, and other debits owed the Bank on account of the loan arrangements contemplated hereby and of all credits against such amounts so owed. The outstanding amount of all Loans shall be evidenced each month by the Bank’s records of disbursements and balances in the form of a written statement.

2.	TERMS OF REVOLVING LOAN.

2.1       Revolving Loan; Availability; Purpose. From time to time the Bank shall, unless the Borrower shall be then in Default, make revolving loan(s) (the “Revolving Loan”) to the Borrower of such amounts as the Borrower may request and the Bank may approve in its reasonable discretion; provided, however, that the aggregate principal amount of the Revolving Loan at any time outstanding shall not exceed Fifteen Million ($15,000,000.00) Dollars. The Revolving Loan shall be evidenced by the Revolving Note to be executed and delivered by the Borrower to the Bank upon the execution of this Agreement.

2.2       Interest Rate. The annual interest rate of the Revolving Loan shall be the Bank's Prime Rate plus three quarters (.75%) percent, or the LIBOR Rate plus three (3.0%), as more particularly described in the Note and as selected by the Borrower from time to time.

2.3       Advances. Advances will be made in the Bank’s reasonable discretion and so long as the Borrower is not in Default. The Revolving Loan will be due and payable on December 31, 2010 despite the enumeration of an Event of Default, set forth herein and despite the use of any express or implied term. The obligation of the Bank to make initial advances to the Borrower is subject to the conditions precedent in Section 4, below. The obligation of the Bank to make any subsequent advances is subject to the conditions precedent that: (a) no event has occurred and is continuing which would constitute an Event of Default; (b) no event would constitute an Event of Default; (c) the Bank has, upon request, received a certificate signed by a duly authorized officer of the Borrower stating that all representations and warranties contained in this Loan Agreement are correct as though made on and as of the date of such certificate; (d) the Bank has received such other approvals, opinions, or documents as the Bank may reasonably request; and (e) there has been no material adverse change in the financial condition of the Borrower since the date of the latest financial statement delivered to the Bank.

The Borrower agrees that the Bank may, in its reasonable discretion and provided that the Borrower is not in Default, and only through the undersigned officer of the Bank (or in the undersigned officer's absence another officer of the Bank), make loan advances of the principal amount of the Revolving Note to the Borrower upon written authority only of any officer executing the Borrower’s Banking Resolutions on behalf of the Borrower. The Bank may deliver the Revolving Loan proceeds by direct deposit to any demand deposit account of the

Borrower with the Bank or otherwise, as so authorized, and all such Revolving Loan advances as evidenced by the Revolving Note and any amendment thereto shall represent binding obligations of the Borrower and any endorser(s) thereunder.

Interest shall be calculated on the basis of a 360 day year over the actual number of elapsed days. All payments made hereunder shall be applied first to the payment of fees and expenses, second to late charges hereunder, third to the payment of interest, and then the balance, if any, shall be applied to the payment of principal.

The Bank agrees to review the Revolving Loan for renewal and modification on December 31 of each year, at which time the Revolving Loan may be extended, modified or terminated by the Bank.

2.4       Repayment.  Beginning on the date which is thirty (30) days from the date of the Note and continuing on the same day of each month thereafter until the Maturity Date, the Borrower shall make to Bank payments of interest only on the outstanding principal balance of all Loan Advances from the day that an advance is made. The periodic interest payments due under this Section 2.4 shall be the sum of the daily interest amounts accruing during the relevant monthly interest period, calculated as (a) the total aggregate amount of all outstanding Loan Advances determined daily as of 1 p.m. Eastern Time during that monthly interest period, (b) multiplied by the interest rate applicable to those Loan Advances, (c) divided by 360. THE ENTIRE OUTSTANDING PRINCIPAL BALANCE (INCLUDING ANY BALLOON PAYMENT) AND ALL ACCRUED AND UNPAID INTEREST SHALL BE DUE AND PAYABLE IN FULL ON DECEMBER 31, 2010.

2.5       Use of Proceeds.  The proceeds of the Revolving Loan hereunder shall be used by the Borrower to provide working capital and to fund dividends.   The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

2.6       Late Payment.  The Borrower shall pay, upon billing therefor, a “Late Fee” equal to five (5%) percent of the entire amount of any payment of principal, interest, or both, which is not paid in full within fifteen (15) days of the due date thereof. Late fees are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Bank for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

2.7        Interest at Maturity or Default.  Upon the occurrence and during the continuance of an Event of Default with respect to the outstanding principal balance of the Revolving Loan, interest shall be payable with respect to the outstanding principal balance of the Revolving Loan and any unpaid interest at a rate equal to five (5.00%) percent per annum above the rate otherwise in effect under the Note (the “Default Rate”).

2.8       Unused Fees. In connection with the Revolving Loan, the Borrower agrees to pay a fee on any difference between the total amount of principal available under the Revolving Note (the "Commitment") and the total aggregate amount of all outstanding Loan Advances, determined daily as of 1 p.m. Eastern Time, during the specified period.  Such amount (the "Unused Fee") will be sum for each day during the calendar quarter of (a) the difference of the Commitment and the total aggregate amount of all Loan Advances outstanding each day as of 1 p.m. Eastern Time, (b) multiplied by 0.175%, (c) divided by 360. This fee is due on December 31, 2009 for the then current calendar quarter, and on the same day of each following quarter until the Maturity Date.

2.9.      Automatic Payment; Method of Payment. The Borrower hereby authorizes the Bank to automatically deduct from Borrower’s account numbered 75860017955 any amount due under this Loan Agreement (“Automatic Payments”). If the funds in said account are insufficient to advance funds to cover any payment, Bank shall not be obligated to advance funds to cover the payment. At any time and for any reason, Borrower or Bank may voluntarily terminate such Automatic Payments. Whenever any payment to be made under this Loan Agreement shall be stated to be due on a day other than a Banking Day, such charge shall be subject to the Modified Following Business Day Convention and any such extension of time shall in such case be included in the computation of the payment of accrued interest.

3.	RESERVED.

4.	CONDITIONS PRECEDENT.

The obligation of the Bank to make the Loans shall be subject to the condition precedent that the Bank shall have received on or before the day of the first advance under such Loans each of the following, in form and substance satisfactory to the Bank and its counsel:

4.1	Execution of Note. The Note duly executed by the Borrower.

4.2       Evidence of Authority and Incumbency of Representatives. Certified (as of the date of this Agreement) copies of all action taken by the Borrower, including resolutions of and of its directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement together with a certificate (dated as of the date of this Agreement) of its corporate secretary certifying the names and true signatures who may act on behalf of the Borrower and who are authorized to sign the Loan Documents to which the Borrower is a party and the other documents to be delivered by the Borrower under this Agreement.

4.3       Other Related Documents. The Bank shall have received such other approvals, opinions, certificates, conditions or documents as the Bank may reasonably request, including:

4.3.1    Evidence of the Borrower’s legal existence and good standing in the jurisdiction of its incorporation and its usual address stated above, together with evidence from the jurisdiction of its incorporation that all taxes due and payable have been paid. The

Certificates of Insurance for the Borrower’s policies of casualty, property, and liability insurance required by the provisions of Section 9.5 herein.

4.3.2    All documents necessary to perfect a first security interest in the Collateral pledged by the Borrower pursuant to Section 6 below.

4.3.3    The payment of a commitment fee to the Bank in the amount of 25 basis points ($18,750) on the $7,500,000 incremental increase over the existing $7,500,000 line of credit.

4.3.4	Certified copies of the Borrower’s Articles of Incorporation and By-laws.

4.3.5    An opinion of the Borrower’s counsel in a form satisfactory to the Bank’s counsel.

4.3.6    All other documents which are required in reasonable discretion of the Bank and its counsel.

4.4       Subordination. All debt owed by the Borrower to any Person, excluding all trade payables, including, but not limited to, any officer, director and/or shareholder shall be fully subordinated to the Bank’s Loans.

4.5       Additional Documents. All instruments relating to each advance shall be satisfactory to the Bank, and the Bank shall have been furnished with any such additional documents, reports, certificates, affidavits or other information in a form and substance satisfactory to the Bank as Bank may reasonably require to evidence compliance by the Borrower with all the provisions of this Agreement.

5.	PROMISE TO PAY. The Borrower promises to pay:

5.1       Obligations. All Obligations of the Borrower to the Bank, including, but not limited to, the Obligations evidenced by the Revolving Note with interest at the rate set forth or in the manner determined in accordance with the aforesaid Revolving Note.

5.2       Taxes. Any and all taxes, charges and expenses of every kind or description which are the obligations of the Borrower, paid or incurred by the Bank with respect to the loans or financial accommodations made or any Collateral therefor, or the collection or realization upon the same, together with interest thereon at the highest rate permitted by law.

6.	SECURITY INTEREST GRANTED; COLLATERAL.

6.1       Grant of First Security Interest; Collateral of Borrower. In consideration of the Revolving Loan and other financial accommodations made to the Borrower by the Bank, the Borrower hereby grants to the Bank a security interest in all of its tangible and intangible assets, as more particularly described in Schedule A attached hereto, in the products and proceeds thereof, in all accessions and additions thereto, and in all replacement and substitutions therefore, whether now owned or hereafter acquired (collectively referred to as "Collateral"). The security interest is hereby granted in order to secure payment and performance of all of the Borrower's Obligations including, without limitation, the Revolving Loan as well as all future debts, liabilities, advances and other Obligations of the Borrower to the Bank.

6.2       The Borrower hereby irrevocably authorizes the Bank at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the Commonwealth of Massachusetts or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the Commonwealths of Massachusetts for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the respective Obligor and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Bank promptly upon request.

7.	Intentionally omitted.

8.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

The Borrower represents and warrants to the best of their knowledge and as of the date of this Agreement, that:

8.1.      Legal Existence; Authority; Standing of Borrower. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania. The Borrower has full power to own its properties and conduct its business as now conducted, and to enter into and perform this Agreement. The Borrower is in good standing in each jurisdiction in which the present conduct of its business requires that it be qualified to do business. The execution and delivery of this Agreement, the Note and all related documents has been duly authorized and evidence valid and binding obligations of the Borrower, except as limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general equitable principles.

8.2       Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally or by general equitable principles.

8.3       Title of Assets and Collateral; Priority of Security. The Borrower has good and marketable title to, or valid leasehold interests in, all material properties and assets used in its business, real and personal, and, specifically, to all of the Collateral and the Borrower will defend the title to the Collateral against all persons and against all claims and demands whatsoever, and the Borrower shall keep the Collateral free of any lien, encumbrance or charge except for the Permitted Liens.

8.4       Labor Disputes and Acts of God. As of the date of this Agreement, neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower.

8.5       Other Agreements. Except as disclosed in Schedule 8.5, the Borrower is not a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect upon its business, properties or financial condition of the Borrower, or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party. The Borrower is not in default in any material respect in the performance, observance, or fulfillment of any of the material obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

8.6       Litigation. Except as disclosed in Schedule 8.6 attached hereto, there is no pending or threatened action, suit, proceeding or investigation, to its knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of any Collateral.

8.7       No Defaults. The Borrower has satisfied all judgments, and is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator, or Federal, state, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a material adverse effect on the Borrower’s financial condition, properties or business.

8.8       Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct business substantially as now conducted and as presently proposed to be conducted, and to the best of its knowledge and belief, the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

8.9       Environment. To the best of its knowledge and belief, the Borrower has duly complied with, and its businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all applicable Federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, except for such failures to comply as do not and will not have a materially adverse effect on their business. The Borrower has not received notice of, nor know of, facts which might constitute any material violations of any Federal, state, or local environmental, health, or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities.

8.10     The Borrower has filed all tax returns (Federal, state, and local) or necessary extensions required to be filed and paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

9.	AFFIRMATIVE COVENANTS.

So long as any Obligation shall remain unpaid or unperformed, the Borrower will:

9.1       Maintenance of Existence. Preserve and maintain its existence and good standing in jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which the present conduct of its business requires that it be qualified to do business.

9.2       Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower required to be reflected herein by GAAP.

9.3       Maintenance of Properties. Maintain, keep, and preserve all of its material properties (tangible and intangible) necessary or useful in the lawful and ordinary conduct of its business in good working order and condition, ordinary wear and tear excepted.

9.4       Conduct of Business. Continue to engage in a business of the same general type as conducted by it on the date of this Agreement, unless otherwise consented to by the Bank, which consent will not be unreasonably withheld.

9.5       Maintenance of Insurance. Obtain and maintain, at the Borrower’s expense, as the case may be, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance shall provide so-called "all-risk" casualty and property damage as well as personal liability insurance including extended coverage, all in amounts of property and casualty insurance and with insurance carriers reasonably approved by the Bank. In no event shall the amounts of property and casualty insurance be less than (i) the appraised value of the insurable Collateral, or (ii) whatever amounts are necessary to avoid any co-insurance provision therein. Coverage included in the policy or policies insuring the Collateral shall not be less than that encompassed by fire, extended coverage, vandalism and malicious mischief, with perils broadened to include so-called "all risk of physical loss". All policies will contain a standard loss payee and additional insured endorsement and will provide that the Bank is loss payee and additional insured and will also provide for a thirty (30) day advance written notice to the Bank of any policy cancellation or material modification or change.

The Bank and the Borrower recognize, however, that the Borrower issues limited product warranties relating to its products sold in the ordinary course of business.

Upon the occurrence and continuance of an Event of Default, the Bank is and will be authorized and empowered it its sole option to collect and receive or cause to be collected and received for its account the proceeds of any insurance policy covering the Collateral. Otherwise, the Borrower shall collect and receive its insurance proceeds with checks paid jointly to the Borrower and the Bank as Loss Payee and Additional Insured.

9.6       Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitations, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, the failure of which would have a material adverse effect on the Borrower’s properties, financial condition, or business. Notwithstanding the foregoing, the Borrower shall have the right to diligently contest such taxes, assessments and/or governmental charges as such may arise, but so long as the Borrower remains in compliance with the financial covenants enumerated in Section 11.

9.7       Environment. Except for such failures as shall not have a materially adverse effect on any of the Borrower’s business, be and remain in compliance with the provisions of all applicable federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Bank immediately of any notice of an unpermitted discharge of hazardous material or environmental complaint received from any governmental agency or any other party; notify the Bank immediately of an unpermitted discharge of hazardous material from or affecting its premises reportable to any state or federal regulatory agency; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith, except such assessments as are being contested in good faith, against which adequate reserves have been established; permit the Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at the Bank's request, and at Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Bank, and such other and further assurances reasonably satisfactory to the Bank that the condition has been corrected.

9.8       Place of Business. Promptly notify the Bank in writing of any addition to, change in, or discontinuance of its place of business as shown in this subsection. The Borrower’s usual place of business will be 213 Court Street, Suite 701, Middletown, Connecticut.

9.9       Location of Collateral. Keep all of the Collateral including all records of accounts and contract rights at its place of business referred to in Section 9.8 above or at 451 Creamery Way, Exton, PA.

9.10     Taxes and Assessments. Pay or cause to be paid all taxes, assessments and other charges of every nature which may be levied or assessed against the Collateral, or for which the Borrower is liable when due, except as it, in good faith and by appropriate proceedings, shall be contesting the validity or the amount thereof, and against which adequate reserves have been established. In the event that the Borrower fails to pay such taxes, assessments, costs and expenses which the Borrower is required to pay, or in the event that the Borrower fails to keep the Collateral free from other security interests, liens or encumbrances, the Bank may (but shall not be required to) pay any such taxes, assessments, costs and expenses, and any amounts so paid shall constitute additional indebtedness secured hereby. The Borrower agrees that during each and every fiscal year it shall accrue all current tax liabilities, required withholding of income taxes of employees, and required Social Security and unemployment contributions, and pay the same when they shall become due, except such liabilities as are being contested in good faith, against which adequate reserves have been established. The Borrower further represents and warrants that it has paid all such tax liabilities currently that the failure to pay would have a material and adverse effect on its financial condition, business and properties.

9.11     Depository Relationship. Maintain a substantial depository relationship with the Bank, which includes maintaining the Bank as its principal depository for its funds, including deposits for payroll taxes and income taxes, savings, certificates of deposit, general demand deposit account, and such other accounts as may be permitted relating to all of its operations.

9.12     Additional Payments. If the Bank incurs any additional cost arising from or relating to any requirement of any law of the United States of America, any regulation, order, interpretation, ruling or official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America which shall impose, increase, modify or make applicable to this Agreement or the Notes or cause to be included in, any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Bank any cost that is attributable to the maintenance of this Agreement or Notes, then the Bank shall notify the Borrower at least 30 days prior to the due date for the payment of those increased costs. The determination of the increased costs may be made by the Bank (a) as it reasonably deems those costs as applicable to this Agreement or the Notes, including, in each case, the borrowed and the unused portion thereof, and (b) based upon the Bank's reasonable allocation of the aggregate of such costs. In the event any such additional cost is a continuing cost, a fee payable to the Bank may be imposed upon the Borrower periodically for so long as any such additional cost is deemed applicable to the Bank, in an amount determined by the Bank to be necessary to compensate the Bank for any such additional cost. The reasonable determination by any Bank of the existence and amount of any such additional cost shall, in the absence of manifest error, be conclusive. Such additional payments shall accrue and apply only from time of notice from the Bank to the Borrower.

9.13     Maintenance of Collateral; Inspection. Maintain the Collateral, or such portion of the Collateral which is tangible property, in good condition and repair, ordinary wear and tear excepted, and, other than in the ordinary course of business, will not cause the property to be wasted or destroyed in any manner, and will not to the best of the Borrower’s knowledge use the Collateral in violation of any provisions of this Agreement, of any applicable statute, regulation or ordinance, or of any policy insuring the Collateral if such use would have a material and adverse effect on the Borrower’s financial condition, business or properties. The Borrower shall at all reasonable times upon reasonable notice and during business hours, and from time to time, allow the Bank, by or through any of its officers, agents, attorneys, accountants or other designees, to examine, inspect or make extracts from any of such Borrower’s books and records, or to examine and inspect the Collateral and other operations of such Borrower’s business.

9.14     Maintenance of Ownership, Business, Operation and Management. The Borrower will at all times maintain its ownership interests, business operations and experienced and competent professional senior management in substantial similarity with those operations as they exist at time of this Agreement, with respect to its businesses and properties and no changes will be made without the Bank’s written consent ,which consent shall not be unreasonably withheld or delayed.

9.15     Debt. The Borrower has provided the Bank with a complete and correct Financial Statement detailing all of its credit agreements, indentures, purchase agreements, guaranties, capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such financial statements.

9.16     Additional Appraisals. Upon an uncured and continuing Event of Default, the Bank may reasonably require additional appraisal(s) to the Collateral, including any portion thereof, the cost of such appraisal(s) shall be at the sole cost and expense of the Borrower.

10.	NEGATIVE COVENANTS.

So long as the Note shall remain unpaid or any credit accommodation remains in effect hereunder, the Borrower will not after the date of this Agreement:

10.1     Liens. Create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except the following “Permitted Liens”:

a)	Liens in favor of the Bank;

b)        Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

c)         Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

d)        Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

e)         Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business; and

f)         Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings.

g)        Those prior security interests granted by the Borrower to others as listed in Schedule 6.1 attached hereto.

Items a) through g) are hereby known as “Permitted Liens”.

10.2	Debt. Create, incur, assume, or suffer to exist, any Debt, except:

a)         Debt of the Borrower under this Agreement or the Notes, of even date;

b)	Debt of the Borrower subordinated on terms satisfactory to the Bank;

c)	Debt of the Borrower secured by purchase-money liens permitted herein; and

d)	Debt to normal and usual trade creditors.

10.3     Mergers. Merge with, become merged into, consolidate with or otherwise recapitalize with any other corporation or entity unless the Borrower is the surviving entity and such merger, consolidation or other recapitalization would not cause a default under any of the documents executed in connection with the Loans.

10.4     No Loans or Investments. Make loans to or investments in any individual or business entity, without the prior approval of the Bank, which approval will not be unreasonably withheld or delayed, other than:

a)         evidences of indebtedness issued or guaranteed by the United States of America which have a maturity date of not more than one year from the date of acquisition;

b)        certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition by the Bank; and interest bearing accounts in the Bank; and

c)         accounts in any money market mutual fund (e.g., no equities or bonds) having total assets in excess of $250,000,000.

10.5     Guaranties, Etc. Other than for its subsidiary, Omega Flex Limited (“Subsidiary”) relating to the payment by the Subsidiary of rent under a real estate lease for manufacturing premises located in Banbury, England, assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable, (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against Loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

10.6     Limitation on Fundamental Changes. The Borrower shall not convey, sell, lease or otherwise dispose of all or substantially all of its property, assets or business; enter into any transaction not in the usual course of business and, if a legal entity, (i) make any change in its capital structure or in any of its business objectives, purposes and operations which might in any way adversely affect the ability of the Borrower to repay the Obligations, (ii) merge or consolidate with or into any other firm or corporation or change its name, or (iii) permit a transfer of more than 10% of its equity interests without the prior written consent of the Bank.

10.7     Limitation on Disposition of Assets. The Borrower shall not, other than the disposition of finished goods in the ordinary course of business, sell, exchange or otherwise dispose of all or any material portion of its assets, or any interest therein, without the express written authorization of the Bank.

10.8     Limitation on Acquisitions. The Borrower shall not acquire, directly or indirectly, any subsidiaries or affiliates without the prior written consent of the Bank, which consent will not be unreasonably withheld or delayed.

11.	FINANCIAL REPORTING REQUIREMENTS AND FINANCIAL COVENANT.

So long as any Note shall remain unpaid or any credit accommodation remains in effect hereunder, the Borrower will furnish to the Bank:

11.1     Borrower’s Annual Financial Statements; Tax Returns. The Borrower shall furnish to Bank on an annual basis and in any event, within ninety (90) days of its fiscal year end, copies of its updated annual report on Form 10-K corporate financial statements on an audited basis and all other financial information as Bank may reasonably require, all in form and substance satisfactory to Bank.

11.2     Quarterly Reporting. On a quarterly basis, beginning with the quarter ending March 31, 2009, the Borrower shall provide the Bank, within forty five (45) days from the end of each quarter, with copies of its 10Q financial statement and compliance certificate.

11.3     Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower which, if determined adversely to the Borrower could have a material adverse effect on the financial condition, properties, or operations of the Borrower.

11.4     Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after which the Borrower knows of the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto. For purposes of this Section 11.4, Borrower’s knowledge shall be limited to the personal knowledge of Borrower’s chief executive officer, chief operational officer or chief financial officer.

11.5     General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or the Collateral as the Bank may from time to time reasonably request.

11.6     Financial Covenant. So long as the Revolving Loan remains available to the Borrower, the Borrower shall maintain the following financial covenants:

11.6.1 Minimum Operating Cash Flow to Total Debt Service. The ratio of the Borrower’s (i) the total aggregate amount of Operating Cash Flow for the four most recently completed fiscal quarters to (ii) the total aggregate amount of its Total Debt Service (“Debt Service” shall mean scheduled principal and interest owed by the Borrower to any Person) for the four most recently completed fiscal quarters shall be at least 1.25 to 1.0.

This covenant shall be calculated and measured as follows:

EBITDA less non-financed capital expenditures less cash taxes paid , divided by interest expense plus current maturities of long term debt.

11.6.2 Funded Debt to Tangible Net Worth Ratio. The ratio of Borrower’s (i) Funded Debt to its (ii) tangible net worth shall be less than 2.00 to 1.0 as determined in accordance with GAAP consistently applied. “Funded Debt” shall mean the Borrower’s loans and obligations with a maturity of one year or more which bears interest including the Note.

Both of these covenants described in 11.6.1 and 11.6.2 are to be tested quarterly, based upon the Borrowers financial statements which are to be provided by the Borrower to the Bank in accordance with Sections 11.1 and 11.2, above, and tested as of the end of each fiscal quarter .

12.	EVENTS OF DEFAULT.

If any of the following events shall occur:

12.1     If the Borrower shall fail to pay the principal of, or interest on, the Obligations, or any amount of the Note, within fifteen (15) days from when due and payable;

12.2	Failure to maintain insurance as required in section 9.5 of this Agreement;

12.3     Any representation or warranty made by the Borrower in this Agreement or which is contained in any certificate, document, or other written statement signed by the Borrower’s chief executive officer or chief financial officer, and furnished at any time under or in connection with any Loan Document, shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made;

12.4     The Borrower shall fail to perform or observe any term, covenant, or agreement contained herein or in any other Loan Document within thirty (30) days after written notice of such failure (other than failure under Section 12.1, 12.2 or 12.3 above for which no notice is required);

12.5     Any default on the part of any the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any note, contract, agreement or understanding now existing or hereafter entered into with or for the benefit of the Bank in any capacity or capacities;

12.6     Except as permitted herein, dissolution, merger or consolidation of the Borrower;

12.7     Material uninsured loss or theft, uninsured substantial damage or destruction, unauthorized sale or encumbrance to or of any material amount of any of the Collateral in excess of reasonably expected recoveries under insurance policies;

12.8     Unauthorized sale, pledge or encumbrance of all or any part of the Collateral without the Bank’s consent, except as otherwise permitted hereunder;

12.9     Failure by the Borrower (a) to pay any indebtedness for borrowed money (other than as evidenced by the Notes) of the Borrower in an amount or amounts in the aggregate greater than $250,000 as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (b) to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity ;

12.10	If the Borrower shall become Insolvent;

12.11   One or more judgments, decrees, or orders for the payment of money in excess of One Million Dollars ($1,000,000.00) in the aggregate shall be rendered against the Borrower and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

12.12   This Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected security interest in and to the property purported to be subject to this Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or the Borrower shall deny it has any further liability or obligation under this Agreement;

12.13   The occurrence of any material adverse change in the existing or prospective financial condition of the Borrower;

then, and in any such event, the Bank may, notwithstanding any time or credit allowed by any instrument evidencing a liability, after notice or demand declare the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, after notice, to exercise any or all of its rights and remedies described in Section 13 below.

13.	RIGHTS AND REMEDIES.

In addition to declaring immediately due and payable all amounts represented by the Borrower’s Loan Accounts, together with any and all additional charges added thereto, the Bank shall, upon the occurrence and continuance of any of the above-described Events of Default and after any applicable period of cure has expired, have the following rights and remedies:

13.1     Bank may at any time setoff against all deposits, monies, securities, credits, or property, now or hereafter in the possession, custody, safekeeping or control of Bank, and apply the same to the Obligations.

13.2     The Bank may at any time enter upon the property of the Borrower and remain upon such property for so long as is reasonably necessary without being liable, unless due to the Bank's gross negligence or willful misconduct, for any prosecution or damage therefor, and take complete peaceful possession of the Collateral and remove same at the election of the Bank.

13.3     The Bank may exercise all the rights and remedies of a secured party under the Uniform Commercial Code of The Commonwealth of Massachusetts (M.G.L. c. 106) . The Bank may at any time, in its discretion, transfer other property constituting Collateral into its own name or that of its nominee, and receive the income thereon and hold the same as security for liabilities, or apply it to principal or interest due on liabilities.

13.4     The Bank may enforce the provisions of this Agreement by legal proceedings for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate, legal or equitable remedy, and may recover damages caused by any breach by the Borrower of the provisions of this Agreement, including court costs, reasonable attorneys' fees, and other costs and expenses incurred in enforcing the Obligations of this Agreement or the notes referred to above.

13.5     The Bank, to the extent Borrower could legally do so, may use all trademarks, service marks, trade names, trade styles, logos, goodwill, trade secrets, franchises, licenses and patents which the Borrower now has or may hereafter acquire, including the following rights:

a.

the rights in said marks, name, styles, logos and goodwill acquired by the common law of the United States or of any state thereof or under the law of any foreign nation, organization, or subdivision thereof;

b.	the rights acquired by registrations of said marks, names, styles and logos under the statute of any foreign country, or the United States, or any state or subdivision thereof;

c.

the rights acquired in each and every form of said mark, name, style and logo as used by the Borrower notwithstanding that less than all of such form would be registered and notwithstanding the form of said mark, name and style;

d.

the right to use or license any party to the use of all or any of said marks, names, styles, logos and goodwill in connection with the sale of goods and/or the rendering of services in the conduct of services advertising, promotion and the like anywhere in the world;

e.	the right to use said marks, names, styles, logos and goodwill either in connection with or entirely independent from the Collateral;

f.	the right to assign, transfer and convey a partial interest or the entire interest in any one or more of said marks, names, styles or logos;

g.	the right to seek registration, foreign or domestic, of any of said marks, names, styles or logos which were not registered as of the date hereof or registered subsequently;

h.	the right to prosecute pending trademark applications for foreign or domestic registration (federal or state) of any of said marks, names, styles or logos.

13.6     Upon the occurrence and continuing of an Event of Default and upon the acceleration of the Principal Sum, the Borrower hereby irrevocably appoint the Bank the true and lawful attorney of the Borrower with full power of substitution, coupled with an interest, to act in the name of the Bank but at the sole expense of the Borrower, (a) to demand, collect, receive payment of, receipt for, settle, compromise or adjust, and give discharges and releases in respect of the Borrower’s accounts receivable (the “Accounts Receivable”); (b) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Accounts Receivable or any of them and to enforce any other rights in respect thereof or in respect of the goods which have given rise thereto; (c) to defend any suit, action or proceeding brought against the Borrower in respect of any Account Receivable or the goods which have given rise thereto; (d) to settle, compromise or adjust any suit, action or proceeding described in clause (b) or (c) above and, in connection therewith, to give such discharges or releases as the Bank may deem appropriate; (e) to endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing or securing the Accounts Receivable or any of them; (f) to receive, open and dispose of all business mail addressed to Borrower to such address, care of the Bank, as the bank may designate; and (g) generally to sell, assign, transfer, pledge, make any agreement in respect of or otherwise deal with an Account Receivable, the Collateral or goods which have given rise thereto as fully and completely as though the Bank were the absolute owner thereof for all purposes, until the Obligations have been paid in full. The Bank may at its option transfer at any time to itself or to its nominee any securities held as Collateral hereunder and receive the income thereon and hold the same as Collateral hereunder, and may at any time notify the Account Debtors on any Accounts Receivable or the obligor on any other Collateral of the Bank’s security interest therein and instruct such Account Debtors and Borrower to make all future payments thereon to the Bank, until the Obligations are paid in full.

13.7     Any Collateral repossessed by the Bank under or pursuant to Section 13.2, and any other Collateral whether or not so repossessed by the Bank, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Bank may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Bank or after any overhaul or repair which the Bank shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to the Borrower specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Borrower or any nominee of the Borrower to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified.

13.8 Any surplus then remaining after the sale, assignment, lease or disposition of the Collateral shall be paid to the Borrower.

13.9     The powers conferred on the Bank by this Agreement are solely to protect the interest of the Bank and shall not impose any duty upon the Bank to exercise any such power, and if the Bank shall exercise any such power, it shall be accountable only for amounts that it actually receives as a result thereof and shall not be responsible to the Borrower except for willful misconduct or gross negligence. The Bank shall be under no obligation to take steps necessary to preserve rights in any Collateral against prior parties but may do so at its option. At its option, and upon the occurrence and continuance of an Event of Default, the Bank may discharge any taxes, liens, security interest or other encumbrances to which any Collateral is at any time subject, and may, upon the failure of the Borrower so to do, purchase insurance on any Collateral and pay for the repair, maintenance or preservation thereof, and the Borrower agree to reimburse the Bank on demand for any reasonable payments made or expenses incurred by the

Bank pursuant to the foregoing authorization, and authorizes the Bank to charge the Loan Account for the amount of such payments or expenses. The Bank may take control of any proceeds of Collateral to which the Bank is entitled hereunder or under applicable law. The foregoing provisions of this Section 13 shall only be applicable upon the occurrence of an uncured Event of Default.

14.	WAIVERS.

The Borrower waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered, or any action taken in reliance hereon, and all other demands and notice of any description. With respect to liabilities and Collateral, the Borrower assents to any extension or postponement of the time of payment or any other indulgence to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall have no duty as to the collection of Collateral beyond reasonable care and protection, or any income thereon, nor as to the preservation of rights against prior parties, or as to the preservation of any rights pertaining thereto beyond the safe custody thereof. The Bank may exercise its rights with respect to Collateral without resorting or regard to other Collateral or sources of reimbursement for liability. The Bank shall not be deemed to have waived any of its rights upon or under liabilities or Collateral, unless such waiver be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of the Bank on liabilities or Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly or concurrently.

15.	MISCELLANEOUS.

15.1     Uniform Commercial Code Applicable. To the extent applicable, the Uniform Commercial Code of The Commonwealth of Massachusetts shall govern the security interest provided for herein. In connection therewith, the Borrower shall take such steps and execute and deliver such financing statements and other papers as the Bank may from time to time request. If, by reason of location of Collateral or otherwise, the creation, validity or perfection of the security interest provided for herein are governed by the law of a jurisdiction other than Massachusetts, the Borrower shall take such steps and execute and deliver such papers as the Bank may from time to time request to comply with the Uniform Commercial Code and such other laws of other states as are appropriate.

15.2     Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the party against whom enforcement of such amendment, modification, termination or waiver is sought. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.3     Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered:

if to the Borrower, at its address at:

213 Court Street
Suite 701
Middletown, CT 06457
Attn: Kevin R. Hoben, Its President
and Chief Executive Officer

With a copy to:

Timothy Scanlan, Legal Counsel
Omega Flex, Inc.
213 Court Street
Suite 701
Middletown, CT 06457

And if to the Bank, at its address at:

Sovereign Bank
115 Asylum Street
Hartford, CT 06103
Attn: Helena O’Reilly, Senior Vice President

with a copy to:

Paul M. Maleck, Esq.

Doherty, Wallace, Pillsbury & Murphy, P.C.

One Monarch Place, 19th Floor

Springfield, MA 01144

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or sent, answerback received, respectively, addressed as aforesaid.

15.4     No Waiver. No failure or delay on the part of the Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

15.5     Survival. All representations, warranties, covenants, and agreements contained herein shall survive the execution and delivery of this Agreement, the Note and any other agreements or documents required for this transaction and shall continue in force until the Loans are no longer outstanding.

15.6     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

15.7     Costs, Expenses, and Taxes. The Borrower agrees to pay on demand all costs and expenses, incurred by the Bank in connection with the preparation, execution, delivery and filing of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents. The Borrower agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agree to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. The Bank may also, in its sole and absolute discretion and without notice or demand, pay any amount which the Borrower has failed to pay or perform any act which the Borrower has failed to perform under this Loan Agreement. In such event the costs, disbursements, expenses and reasonable counsel fees thereof, together with interest thereon from the date the expense is paid or incurred, at the highest interest rate allowed under this Loan Agreement shall be (i) added to the Obligations, (ii) payable on demand to the Bank and (iii) secured by the Collateral. Nothing herein contained shall obligate the Bank to make such payments nor shall the making of one or more such payments constitute (i) an agreement on the Bank's part to take any further or similar action; or (ii) a waiver of any Event of Default under this Loan Agreement. This provision shall survive termination of this Agreement.

15.8     Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

15.9     Indemnity. The Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including reasonable attorney fees and court costs now or thereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person except for those arising from gross negligence or intentional misconduct caused by Bank. This indemnity shall survive termination of this Agreement.

15.10   Governing Law. This Agreement and the Loan Documents shall be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts.

15.11   Severability of Provision. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

15.12   Captions, Counterparts and Modifications. The captions of this Agreement are for convenience only and shall not affect the construction hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but may not be terminated or modified orally.

15.13.  Third Party Purchaser. Bank shall have the unrestricted right at any time or from time to time, and without Borrower’s (or any Guarantor’s) consent, to sell, assign, endorse, or transfer all or any portion of its rights and obligations hereunder to one or more banks or other entities (each, an “Assignee”) and, Borrower (and each Guarantor) agrees that it shall execute, or cause to be executed such documents including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and Assignee, and Bank shall be released from its obligation hereunder and thereunder to a corresponding extent.

15.14.  Participation. Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower (or any Guarantor), to grant to one or more institutions or other persons (each a “Participant”) participating interests in Bank’s obligations to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder. Bank shall furnish any information concerning Borrower in its possession from time to time to any prospective assignees and Participants, provided that Bank shall require any such prospective assignee or Participant to maintain the confidentiality of such information.

15.15.  Replacement Documents. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document(s) which is not of public record and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other document(s), the Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

15.17.  Federal Reserve. Bank may at any time pledge, endorse, assign, or transfer all or any portion of its rights under the Loan Documents including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

15.16   Jury Trial Waiver. THE BANK AND THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF THE BANK HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

THIS AGREEMENT INTENTIONALLY ENDS HERE

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals to this Agreement the day and year first above written.

THE BORROWER:
OMEGA FLEX, INC.

	By:	/s/ Paul J. Kane
Witness		Its Vice President–Finance
and Chief Financial Officer
Paul J. Kane

SOVEREIGN BANK

	By:	/s/ Helena O’Reilly
Witness		Its Senior Vice President,
Helena O’Reilly

SCHEDULE A

SECURED PARTY: SOVEREIGN BANK

DEBTOR: OMEGA FLEX, INC.

a. All goods, fixtures, inventory, furnishings, equipment, machinery, chattels, accounts, accounts receivables, documents, instruments, payment rights, software, license fees, commercial deposit accounts, letter of credit rights, chattel paper and general intangibles, including payment intangibles and supporting obligations now owned or hereafter acquired by the Debtor, all renewals or replacements thereof, articles in substitution thereof and parts therefor; all accessories, proceeds and profits thereof, including insurance proceeds; and all of the estate, right, title and interest of the Debtor; wherever located, in and to all personal property of any nature whatsoever, now owned or hereafter acquired.

Nothing contained herein, however, shall obligate the Secured Party to perform any obligations of the Debtor unless it so chooses.

b. All rents, incomes, profits, revenues, royalties, bonuses, rights, accounts, contract rights, general intangibles and benefits under any and all leases or tenancies now existing or hereafter created on all of the premises where the Debtor now or hereafter conducts its business (the "Premises"), or any part thereof with the right to receive and apply the same to the obligations of the Debtor to the Secured Party, and the Secured Party may demand, sue for and recover such payments but shall not be required to do so.

c. All judgements, awards of damages and settlements hereafter made as a result of or in lieu of any taking of the Premises or any part thereof or interest therein under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the Premises or the improvements thereon or any part thereof or interest therein, including any award for change of grade of streets.

d. All of Debtor's right, title and interest in any and all claims to rebates, refunds, and abatements of real estate taxes pertaining to the Premises, or any portion thereof, with respect to tax periods arising at any time prior to the discharge hereof even though such taxes may relate to periods before the execution hereof, which rebates, refunds and abatements shall in the case of a default hereunder be applied to the obligations.

e. All other personal property of the Debtor which constitutes equipment or other goods located at the Premises or any part thereof.

f. All proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims.

All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code, as enacted in Connecticut, shall have the meaning given therein unless otherwise defined.

SCHEDULE 8.5

Other Agreements

1.   Promissory Note of Mestek, Inc., in the principal amount of approximately $3.25 million payable to Borrower on or before October 31, 2010.

2.   Lease Agreement dated February 2, 1996 between Exton Properties, LLC (as assignee) and Omega Flex, Inc.

3.   Sublease dated April 2, 2007 between Middlesex Mutual Assurance Company and Omega Flex, Inc.

SCHEDULE 8.6

1.

Borrower is a defendant in 14 cases brought by several insurance companies as subrogees, alleging property damage proximately caused by the Borrower’s products. The claims range from $77,000 to approximately $1,000,000. The claims are covered by Borrower’s insurance policies, with deductibles ranging from $25,000 to $2,000,000. The Borrower has good defenses to these claims, and intends to vigorously defend against the claims.